111 North Wall Street
Spokane, WA 99201-0696
Sterling Financial Corporation of Spokane, Washington, Anticipates
First Quarter 2008 Earnings of $0.04 to $0.06 Per Share
• Sterling Continues to be Well Capitalized
• Liquidity Position Remains Strong
SPOKANE, Wash. — April 10, 2008 — Sterling Financial Corporation (NASDAQ:STSA), a leading community bank in the western region, today announced that it expects to report first quarter 2008 earnings of $0.04 to $0.06 per diluted share. The earnings will reflect a provision of $35 million to $40 million that Sterling expects to set aside for potential credit losses. Sterling expects its regulatory capital ratios for the first quarter to remain well capitalized. Sterling’s liquidity continues to be strong because it has several funding sources, including its broad base of deposits and borrowing capacity through a number of commercial banks as well as the Federal Home Loan Bank of Seattle. Sterling also anticipates a slight improvement in tangible book value relative to the level reported at December 31, 2007.
“The sub-prime-related credit crunch is affecting builders and developers disproportionately in some of Sterling’s smaller markets”, stated Harold B. Gilkey, chairman and chief executive officer. “Sterling did not participate in lending practices that led up to this credit crunch,” continued Mr. Gilkey. “Yet, we have observed that it has had a ripple effect that has impacted Sterling’s borrowers by exhausting their liquidity reserves. We have activated a Residential Construction Special Project Team, composed of senior Sterling leaders, to address these types of credit issues related to our residential construction portfolio. Sterling’s core retail and commercial business groups continue to operate in line with Sterling’s strategic business plan.”
The higher provision for credit losses reflects an increase in the level of classified and non-performing assets. Non-performing assets at March 31, 2008 are anticipated to be $200 million to $210 million versus $126.5 million reported at December 31, 2007. Approximately 73% of the incremental rise in non-performing assets relates to Sterling’s residential construction portfolio and primarily stems from the previously identified regions of Boise, Idaho, Southern California and Bend, Oregon. “Extended inventory-carrying periods are beginning to affect the liquidity reserves of some borrowers in our core markets. However, we are encouraged that sales volumes have started to improve month to month in advance of the spring selling season for residential homes. We have a highly experienced special assets recovery team that has the loan-resolution expertise to address our increased level of non-performing assets,” added Gilkey.
Sterling will provide additional information regarding its classified and non-performing assets in its loan portfolio when it reports first quarter 2008 earnings. As previously announced, Sterling will release earnings at 1:30 p.m. PDT on Monday, April 21, 2008. Sterling will host a conference call for investors the next morning, April 22, 2008, at 8:00 a.m. PDT to discuss the

STSA Anticipates 1Q08 EPS of $0.04 to $0.06
April 10, 2008

company’s financial results. To participate in the conference call, domestic callers should dial 210-234-0003 approximately five minutes before the scheduled start time. You will be asked by the operator to identify yourself and provide the password “STERLING” to enter the call. The Annual Meeting of Shareholders of Sterling Financial Corporation will be held on Tuesday, April 22, 2008, at 10:00 a.m. PDT.
About Sterling Financial Corporation
Sterling Financial Corporation of Spokane, Washington, is a bank holding company, of which the principal operating subsidiaries are Sterling Savings Bank and Golf Savings Bank. Sterling Savings Bank is a Washington State-chartered, federally insured commercial bank, which opened in April 1983 as a stock savings and loan association. Sterling Savings Bank, based in Spokane, Washington, has financial service centers throughout Washington, California, Oregon, Idaho and Montana. Through Sterling Savings Bank’s wholly owned subsidiaries, Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices throughout the western region. Sterling Savings Bank’s subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities and tax-deferred annuities and other investment products through regional representatives throughout Sterling Savings Bank’s branch network.
Golf Savings Bank is a Washington State-chartered and FDIC insured savings bank. Golf Savings Bank’s primary focus is the origination of single-family residential mortgage loans.
Forward-Looking Statements
This report contains forward-looking statements, which are not historical facts and pertain to Sterling’s future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. When used in this report, the words “expects,” “‘anticipates,’’ ''intends,’’ ''plans,’’ ''believes,’’ ''seeks,’’ ’’estimates’’ and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Sterling’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.

Investor Contact:	Media Contact:
Sterling Financial Corporation	Sterling Savings Bank
Daniel G. Byrne	Jennifer Lutz
EVP, Chief Financial Officer	AVP, Public Relations Administrator
509-458-3711	509-368-2032
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